Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT ANNOUNCES CAPITAL RAISE OF $9.24 MILLION

THROUGH PRIVATE SALE OF SECURITIES

Reno, Nevada, (November 9, 2004) — The Sands Regent (NASDAQ: SNDS) today announced that it has agreed to sell 1,120,000 shares of its common stock to institutional investors for $8.25 per share in cash in a private placement transaction. The gross proceeds will be $9.24 million and are expected to be used to repay outstanding debt and for general working capital purposes.

In connection with the sale of the common stock, the Company also issued to the investors warrants to purchase up to 360,000 additional shares of the Company’s common stock at a price of $10.66, exercisable beginning six months from the date of the closing and for a period of five years thereafter.

The private placement is expected to close within the next several days and is subject to customary closing conditions.

The securities mentioned in this press release have not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering resales by investors of the privately placed common stock, including shares of common stock issuable upon conversion of the warrants discussed above.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of such jurisdiction.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 830-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 245 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. For further information, visit www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing more than 600 slots, 7 table games, keno, a sports book, the City Café family-style restaurant and a sports bar. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). For further information, visit www.railcity.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, penalties that the Company may suffer in the event the resale registration statement covering the securities sold to the investors is not declared effective by the SEC in a timely manner, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100